ARTICLES OF AMENDMENT

                                       OF

                            ARTICLES OF INCORPORATION

                                       OF

                             LASERGATE SYSTEMS, INC.

                         ------------------------------

                   Pursuant to Provisions of Section 607.1006
                     of the Florida Business Corporation Act

                         ------------------------------


                  Lasergate Systems, Inc. (the "Corporation"), a corporation organized and existing under the Florida Business Corporation Act, does hereby certify that, pursuant to section 607.0821 of the Florida Business Corporation Act, the Board of Directors of the Corporation adopted the following resolution at a meeting duly held on March 28, 1996, which resolution is in full force and in effect as of the date hereof:

                  WHEREAS, the Board of Directors of the Corporation is authorized, within the limitation stated in the Articles of Incorporation to fix by resolutions the designation of each series of preferred stock, par value $.03 ("Preferred Stock") and powers, preferences and relative, participating, optional, or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the Florida Business Corporation Act;

                  WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series:

                  NOW,  THEREFORE,   BE  IT  RESOLVED,   that  there  is  hereby
authorized such number and series of Preferred Stock on the terms and with the provisions herein set forth:

                  A. DESIGNATION OF THE SERIES. There shall be a series of Preferred Stock designated as "Series E Preferred Stock." Each share of such series shall be referred to herein as a "Series E Share." The authorized number of such Series E Shares is 350,000.


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                  1.     VOTING RIGHTS. Except as otherwise required by law, the
holders of Series E Shares shall not be entitled to vote separately as a series or otherwise on any matter submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, without the prior written consent of the holders of the Series E Shares,

                         (a)   the Corporation shall not amend, alter, or repeal
(whether by amendment, merger, or otherwise) any of the provisions of its articles of incorporation or any resolutions of the board of directors or any instrument establishing and designating the Series E Shares or any other capital stock of the Corporation in determining the relative rights and preferences thereof so as to affect any materially adverse change in the rights, privileges, powers, or preferences of the holders of the Series E Shares, provided, however, that the Corporation shall not be prevented from redeeming the Corporation's Series A, B, C and D Preferred Stock, $.03 par value (the "Series A, B, C and D Shares") or converting any or all such Series A, B, C and D Shares into shares of Common Stock without the prior consent of the holders of the Series E Shares and without effecting the same changes with respect to the Series E Shares;

                         (b)   the Corporation shall not create or designate any
additional preferred stock senior in right as to dividends, redemptions and liquidation to the Series E Shares; and

                         (c)  the Corporation shall not permit any subsidiary to
enter into any agreement with any person or entity which, in the absence of a default thereunder, would prevent the Corporation from performing in all material aspects its obligations with respect to the Series E Shares.

                  2. DIVIDENDS. The holders of record of Series E Shares shall be entitled to receive when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise. When dividends become so payable, the Board of Directors of the Corporation shall declare such dividends and cause them to be paid, to the full extent of any funds legally available therefor. In the event that the Corporation shall pay on the Corporation's Common Stock, $.03 par value per share (the "Common Stock") any dividend, whether in cash, property, or otherwise, the Corporation shall pay a dividend on the Series E Shares in an amount per share which is equal to that which holders of the Series E Shares would have been entitled had they converted such shares into Common Stock immediately prior to the payment of such dividend.

                  3. CONVERSION RIGHTS AND TRANSFERABILITY. The Series E Shares shall not be transferable and shall be convertible as follows:

                         (a) OPTIONAL CONVERSION. Subject to and upon compliance
with the provisions of this Section 3, the holders of any Series E Shares shall have the right at such holders' option, at any time or from time to time, commencing with May 13, 1996 with respect to up to one-half of the Series E Shares owned by such holders and May 28, 1995 with respect to all of the


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Series E Shares owned by such holders and without the payment of any  additional consideration  therefor,  to convert  such  Series E Shares  into fully paid and
nonassessable   shares  of  the  Corporation's  Common  Stock,  upon  the  terms hereinafter set forth at the rate (the "Conversion Rate") of one share of Common Stock for each Conversion Factor Dollar Amount (as defined below) of Liquidation Value represented by the shares of Series E Preferred Stock being converted. The Conversion Factor Dollar Amount shall be 70% of the average of the closing bid prices of the Corporation's Common Stock as quoted on NASDAQ for the five trading days immediately preceding conversion or, if not quoted on NASDAQ, 70% of the average Current Market Price (as defined in Section 3(e) below) for the five trading days immediately preceding conversion; provided, however, that the Conversion Factor Dollar Amount shall not be less than $.40.

                            (b)      MECHANICS OF CONVERSION.  The holder of the
Series E Shares may exercise the conversion right specified in Section 3(a) by surrendering to the Corporation or transfer agent of the Corporation the certificate or certificates for all the Series E Shares. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and of certificates for the Series E Shares is made, and such date is referred to herein as the "Conversion Date." Subject to the provisions of
Section 3(d)(iii), as promptly as practicable thereafter (and after surrender of the certificate or certificates representing shares of Series E Preferred Stock to the Corporation or any transfer agent of the Corporation in the case of conversions pursuant hereto) the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided in Section 3(e). Subject to the provisions of Section 3(d)(iii), the person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date.

                            (c)      FRACTIONAL SHARES.  No fractional shares of
Common Stock or scrip shall be issued upon conversion of Series E Shares. If more than one Series E Share shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of such series so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any Series E Shares, the Corporation shall pay out of funds legally available therefor a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the then Current Market Price (as defined in Section 3(e) below).

                            (d)     CONVERSION RATE ADJUSTMENTS.  The Conversion
Rate for the Series E Shares shall be subject to adjustment from time to time as follows:
                                      (i)     STOCK   DIVIDENDS,   SUBDIVISIONS
               RECLASSIFICATIONS OR COMBINATIONS. If the Corporation shall (x) declare a dividend or make a

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



                  distribution on its Common Stock in shares of its Common Stock, (y) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares of Common Stock or (z) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Rate in effect for Series E Shares at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to that price determined by multiplying the Conversion Rate in effect for each Series E Share by a fraction (x) the numerator of which shall be the total number of issued and outstanding shares of Common Stock immediately prior to such dividend, distribution, subdivision, combination or reclassification and (y) the denominator of which shall be the total number of issued and outstanding shares of Common Stock immediately after such dividend, distribution, subdivision, combination or reclassification. Successive adjustments in the Conversion Rate shall be made whenever any event specified above shall occur.

                                    (ii)  ROUNDING  OF   CALCULATIONS;   MINIMUM
                  ADJUSTMENT. All calculations under this Section 3(d) shall be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provision of this Section 3 to the contrary notwithstanding, no adjustment in the Conversion Rate shall be made if the amount of such adjustment would be less than 1%; but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate 1% or more.

                                    (iii)  TIMING  OF  ISSUANCE  OF   ADDITIONAL
                  COMMON STOCK UPON CERTAIN ADJUSTMENTS. In any case in which the provisions of this Section 3(d) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (x) issuing to the holder of any Series E Share converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (y) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to
                  Section 3(c); provided that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

                           (e)    CURRENT MARKET PRICE. The Current Market Price
at any time shall mean, in the event the equity security is publicly traded, the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and asked prices regular way, in either case on the principal national securities exchange on which


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



such equity security is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the closing sale price for such day reported by NASDAQ, or if such equity security is so traded, but not so quoted, the average of the closing reported bid and asked prices of such equity security as reported by NASDAQ or any comparable system or, if such equity security is not listed on NASDAQ or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc., selected in good faith from time to time by the Board of Directors of the Corporation for that purpose. If such equity security is not traded in such manner that the quotations referred to above are available for the period required hereunder, Current Market Price per share of such equity security shall be deemed to be the fair value as determined in good faith by the Board of Directors of the Corporation, irrespective of any accounting treatment.

                           (f)    STATEMENT REGARDING ADJUSTMENTS.  Whenever the
Conversion Rate for the Series E Shares shall be adjusted as provided in Section 3(d), the Corporation shall forthwith file, at the office of any transfer agent for the Series E Shares and/or at the principal office of the Corporation, a statement showing in detail the method of calculation of such adjustment, the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of Series E Shares at its address appearing on the Corporation's records. Each such statement shall be signed by the Corporation's chief financial officer. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 3(g).

                          (g)   NOTICE TO HOLDERS.  In the event the Corporation
shall propose to take any action of the type described in Section 3(d)(i), the Corporation shall give notice to each holder of Series E Shares in the manner set forth in Section 3(f), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Rate and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of Series E Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten days prior to the date so fixed, and in the case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give notice, or any defect therein, shall not affect the legality or validity of any such action.

                         (h)   TREASURY STOCK.  For the purposes of this Section
3, the sale or other disposition of any Common Stock theretofore held in the Corporation's treasury shall be deemed to be an issuance thereof.

                         (i)   COSTS. The Corporation shall pay all documentary,
stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any Series E Shares; provided that the Corporation shall not be required to


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



pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the Series E Shares in respect of which such shares are being issued.

                  4.       LIQUIDATION.

                           (a)      SERIES E PREFERENCE.  Upon  any liquidation,
dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series E Shares shall be entitled, before any distribution or payment is made upon any shares of Common Stock, to be paid an amount per share equal to the liquidation value described in this Section 4(a) (the "Liquidation Value"). The per share Liquidation Value of the Series E Shares is equal to the sum of the following:

                                    (i)     $10 per share, plus

                                    (ii)    an  amount equal to any  accrued and
                    unpaid dividends on such share subject to reduction if thereafter paid,

provided, however, that if upon any dissolution, liquidation or winding up of the Corporation, the net assets available for distribution to the Corporation's shareholders shall be insufficient to permit payment to the holders of Series E Shares, the shares of the Corporation's Series A Preferred Shares, $.03 par value (the "Series A Shares"), the shares of the Corporation's Series B Preferred Stock, $.03 par value (the "Series B Shares"), the shares of the Corporation's Series C Preferred Stock, $.03 par value (the "Series C Shares"), and the shares of the Corporation's Series D Preferred Stock, $.03 par value (the "Series D Shares") of the amount distributable as aforesaid, the entire assets of the Corporation to be so distributed shall be distributed on a pro rata basis in accordance with their respective Liquidation Values among the holders of Series E Shares, the Series A Shares, the Series B Shares, the Series C Shares and the Series D Shares. Neither the consolidation nor merger of the Corporation with or into any other corporation or other entities, nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution, or winding-up of the Corporation within the meaning of this Section 4. Notice of the liquidation, dissolution, or winding-up of the Corporation shall be mailed, by first-class mail, postage prepaid, not less than 20 days prior to the date on which such liquidation, dissolution, or winding-up is expected to take place or become effective, to the holders of record of the Series E Shares at their respective addresses as the same appear on the books of the Corporation or supplied by them in writing to the Corporation for the purpose of such notice; but no defect in such notice or in the mailing thereof shall affect the validity of the liquidation, dissolution, or winding-up.



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



                           (b)      GENERAL.

                                    (i) All of the  preferential  amounts  to be
                  paid to the holders of the Series E Shares pursuant to Section 4(a) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the Common Stock in connection with such liquidation, dissolution or winding up.

                                    (ii) After  setting  apart or paying in full
                  the preferential amounts aforesaid to the holders of record of the issued and outstanding Series A, B, C, D and E Preferred Shares as set forth in Section 4(a), the holders of record of Common Stock shall be entitled to participate in any distribution of any remaining assets of the Corporation, and the holders of record of the Series E Shares shall not be entitled to participate in such distribution.

                  5. REACQUIRED SHARES. Any Series E Shares redeemed, purchased, converted or otherwise acquired by the Corporation in any manner whatsoever shall not be reissued as part of such Series E shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement and the filing of any certificate required in connection therewith pursuant to the Florida Business Corporation Act become authorized but unissued shares of Preferred Stock.

                  6. COPIES OF AGREEMENT, INSTRUMENTS, DOCUMENTS. Copies of any of the agreements, instruments or other documents referred to in this Amendment shall be furnished to any stockholder upon written request to the Corporation at its principal place of business.

                  The foregoing was authorized by the Board of Directors at a meeting duly held on March 28, 1996. Shareholder action was not required for this Amendment.

                  Executed on March 28, 1996

                                                 LASERGATE SYSTEMS, INC.


                                                 By:/s/ Jacqueline Soechtig
                                                    ----------------------------
                                                    Jacqueline Soechtig,
                                                    President and Director


                                                 By:/s/ John P. Warnick
                                                    ----------------------------
                                                    John P. Warnick,
                                                    Vice President and Assistant
                                                    Secretary

STATE OF FLORIDA           )   SS.:
                           :
COUNTY OF PINELLAS         )


                  On this 28th day of March, 1996, before me, a Notary Public in and for the State and County aforesaid, personally appeared Jacqueline Soechtig, who acknowledged to the fact that she is the President and a Director of Lasergate Systems, Inc., and that she executed as said officer and director the foregoing Articles of Amendment of said corporation as her act and deed and as the act and deed of said corporation.

                  WITNESS my hand and seal of office on the date and year first aforesaid.



                                           ________________________________
                                                    NOTARY PUBLIC

                  Notary Public Commission expires:

[notarial seal]




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